Filed pursuant to Rule 424(b)(3)

File No. 333-264909

Destiny Tech100 Inc.

Maximum Offering of 1,455,276 Shares

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Supplement No. 5 dated May 24, 2024

to the

Prospectus dated December 22, 2023

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This prospectus supplement modifies, amends and supplements certain information contained in the Prospectus of Destiny Tech100 Inc. (the “Company”) dated December 22, 2023, as amended or supplemented (the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined have the meaning specified in the Prospectus.

You should carefully consider the "Risk Factors" section beginning on page 16 of the Prospectus.

Net Asset Value

In connection with our regular net asset value determination process, as provided in our valuation policies and procedures, we are announcing that the net asset value as of March 31, 2024, is $5.07 per share of our common stock.

Portfolio

The following table sets forth certain information as of March 31, 2024, for each portfolio company in which we have invested. Percentage of portfolio column is based on an approximate portfolio value of $55.7M, as of March 31, 2024.

Portfolio Company	Nature of Principal Business	Underlying Security Type	% of Portfolio
Automation Anywhere, Inc.	Enterprise Software	Common Stock	0.79%
Axiom Space, Inc. Series C Preferred Stock	Aviation/Aerospace	Preferred Stock	2.69%
Axiom Space, Inc. Series C-1 Preferred Stock	Aviation/Aerospace	Preferred Stock	6.52%
Bolt Financial, Inc., Series C Preferred Stock	Financial Technology	Preferred Stock(1)	0.15%
Boom Technology, Inc., 5.00% 01/09/2027	Aviation/Aerospace	Convertible Note	4.34%
Brex, Inc.	Financial Technology	Common Stock(1)	3.81%
CElegans Labs, Inc.	Financial Technology	Common Stock	2.25%
Chime Financial Inc. - Series A Preferred Stock	Financial Technology	Preferred Stock	2.12%
ClassDojo, Inc.	Education Services	Common Stock	2.86%
Discord, Inc.	Social Media	Common Stock	0.53%
Discord, Inc. - Series G Preferred Stock	Social Media	Preferred Stock	0.65%
Epic Games, Inc.	Gaming/Entertainment	Common Stock(1)	3.81%
Flexport, Inc.	Supply Chain/Logistics	Common Stock	0.18%
Impossible Foods, Inc. - Series A Preferred Stock	Food Products	Preferred Stock	0.47%
Impossible Foods, Inc. - Series H Preferred Stock	Food Products	Preferred Stock	0.74%
Jeeves, Inc. - Series C Preferred Stock	Financial Technology	Preferred Stock	1.35%
Klarna Bank AB	Financial Technology	Common Stock	1.66%
Maplebear, Inc.	Mobile Commerce	Common Stock	2.96%
OpenAI Inc	Artificial Intelligence	Profit Participation Units	3.59%
Public Holdings, Inc.	Financial Technology	Common Stock	1.40%
Relativity Space, LLC	Aviation/Aerospace	Common Stock(1)	2.60%
Revolut Group Holdings Ltd.	Financial Technology	Common Stock	4.01%
Space Exploration Technologies Corp.	Aviation/Aerospace	Common Stock(1)	26.07%
Space Exploration Technologies Corp., Class A and Class C	Aviation/Aerospace	Common Stock(1)	8.72%
Space Exploration Technologies Corp., Series A	Aviation/Aerospace	Common Stock(1)	1.76%
SuperHuman Labs, Inc.	Enterprise Software	Common Stock	3.77%
First American Treasury Obligation, Class X, 5.27%	Money Market Fund	Mutual Fund	7.31%
Total			97.07%

(1) Investment held through a single-asset SPV. The Company has an ownership interest in the SPV, whose sole assets are shares of the underlying private company.

Portfolio Company	Nature of Principal Business	Underlying Security Type	% of Portfolio
Plaid, Inc.	Financial Technology	Forward Contract(2)	0.51%
Stripe, Inc.	Financial Technology	Forward Contract(2)	2.42%
Total			2.93%

(2) Investment held through a single-asset SPV that holds forward contracts. The Company has an ownership interest in the SPV, whose sole assets are forward contracts to acquire shares of the underlying private company. Forward contracts involve the future delivery of shares of the portfolio company upon such securities becoming freely transferable or upon the removal of legends that restrict the transfer of such securities. The counterparties to the forward contracts are the shareholders of the private company who own the restricted shares. The Company does not have information as to the identities of the specific counterparties (the shareholders of the private company); however, counterparty risk is mitigated by the fact that there is not a single counterparty on the opposite side of the forward contracts and the sole obligation of the counterparties is to transfer shares following such time as the shares become freely transferable.